EXHIBIT 99.1

LOOKSMART ANNOUNCES CEO SUCCESSION AND BOARD REORGANIZATION

COO Kellerman to Become CEO;
Company Raises Second Quarter Guidance

San Francisco, Calif., June 24, 2002 – LookSmart (Nasdaq: LOOK, ASX: LOK), a global leader in search-targeted marketing, today raised its guidance for the second quarter ending June 30, 2002 and announced the following changes at the Company:

CEO Succession

Chief Operating Officer Jason Kellerman will be promoted to Chief Executive Officer effective October 1 of this year. Evan Thornley, Chairman and current CEO of LookSmart, will remain Chairman.

“I look forward to assuming the CEO role at LookSmart,” said Kellerman. “In the coming year, our team will continue to grow our listings business, improve search relevance and grow distribution. Execution of this strategy has enabled LookSmart to meet or exceed financial expectations for the past five consecutive quarters.”

“In many ways, this announcement formalizes the way we have operated for some time,” said Thornley. “Since assuming the COO role, Jason has successfully led LookSmart’s day–to-day operations, and has built a strong team of seasoned executives around him. Jason has a proven track record with P/L responsibility and has delivered outstanding financial performance. He is one of those rare executives who is both strategic and operational.”

“As Jason assumes the CEO responsibilities, I will be focusing my energies as Chairman on long-term strategy, corporate governance and providing support to Jason and his team as required. My family, for pressing family reasons, will be returning to our home in Australia later this year where I will continue active involvement in the Company primarily from our Melbourne office.”

Board Reorganization

The Company also announced that it has accepted the resignations of Robert Ryan, Mariann Byerwalter and James Tananbaum from its Board of Directors. The Nominating Committee of the Board, chaired by independent director Dr. Anthony Castagna, is engaging a search firm with expertise in independent Director searches to assist and advise in the selection of new independent directors.

“The Company is committed to a strong independent board, and we look forward to adding several successful, experienced and independent directors in the very near future,”

said Dr. Castagna. “The resignations followed a number of good faith differences of opinion among members of our Board in recent weeks.”

Edward F. West, Chairman of the Audit Committee of the Board further stated, “To be absolutely clear, no issues were raised by our outgoing directors of any financial or accounting irregularities.”

Said Thornley, “We thank Rob, Jim and Mariann for their contributions to the Company.”

Second Quarter Guidance Raised and Full Year Guidance Reiterated

LookSmart also announced that it is raising its second quarter guidance to $20 to $21 million in revenues and $0.01 to $0.02 EBITDA per share, and reiterating full year guidance of $85 to $95 million in revenues and $0.10 EBITDA per share.

“We are about to complete our tenth consecutive quarter of listings revenue growth and as a result, our third consecutive quarter of profitability on an EBITDA basis and positive cash flow generation,” said Kellerman. “We expect this to continue in coming quarters.”

Jason Kellerman Background

Kellerman was appointed COO of LookSmart in July 2001. As COO, Kellerman has run the day-to-day operations of LookSmart, overseeing the strong growth of the Company’s listings business, the achievement of EBITDA profitability, and the acquisition of both Primary Knowledge’s assets and WiseNut, Inc.

Kellerman joined LookSmart’s San Francisco team as director of eCommerce in March 1999 and later headed the Company’s revenue management team where he worked closely with the sales team to triple revenue per page during a 13-month period. In September 2000, he was appointed CEO for LookSmart Australia where he successfully developed the listings business and signed a number of significant distribution deals including Excite and Telstra.

Prior to joining LookSmart, Jason was a principal at Mercer Management Consulting. He graduated from Princeton University with high honors and earned a BSE in civil engineering and operations research.

Conference Call

LookSmart will hold a conference call today to discuss these announcements at 2:00 p.m. PT (7:00 a.m., June 25, 2002, Australia ET). A webcast of the call will be available from the “Conference Calls” page of the Company’s investor relations website at http://www.shareholder.com/looksmart.

Forward-Looking Statements

This press release contains forward-looking statements based on our current expectations and projections about our industry and our management’s beliefs and assumptions. Words such as “will,” “expects,” “intends,” “plans,” “believes,” “may,” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ from those expressed in these forward-looking statements for various reasons, such as the possibility that LookSmart’s and its partners’ users will not utilize the listings services at projected rates; the potential inability to aggregate a large amount of Internet traffic from the partners’ sites and monetize that traffic through listings and other revenue streams; and other risks as outlined in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

About LookSmart

LookSmart helps businesses of all sizes harness the power of Search Targeted Marketing to generate cost-effective sales leads. LookSmart search listings enable businesses to reach 77 percent* or nearly four out of five U.S. Internet users, through top portals and ISPs including Microsoft’s MSN, AltaVista, Netscape Netcenter, Prodigy, CNN.com, Road Runner, Cox Interactive Media, InfoSpace (Excite, Dogpile, MetaCrawler, WebCrawler), and search services such as Inktomi. BTLookSmart, LookSmart’s joint venture with British Telecom, provides Search Targeted Marketing solutions in the U.K. and Japan. LookSmart is based in San Francisco, California, with offices in New York, Los Angeles, Detroit, Montreal, London, Melbourne and Sydney. For more information, please visit www.LookSmart.com

*Media Metrix February 2002 Digital Media Audience Ratings

Investor Contact:
Liz Haggerty
(415) 348-7185
lhaggerty@looksmart.net

Media Contact:
Dakota Sullivan
(415) 348-7180
dsullivan@looksmart.net